Exhibit 10.5

IntelliCell BioSciences Inc

NON-EXCLUSIVE

TECHNOLOGY AND TRADEMARK LICENSE AGREEMENT

NON-EXCLUSIVE TECHNOLOGY AND TRADEMARK LICENSE AGREEMENT (this "Agreement"), dated as of February , 2011 (the "Effective Date"), by and between IntelliCell Biosciences Inc. a [New York] corporation with offices at 30 East 76th Street, New York, New York 10021 ("Licensor") and Foursight LLC,,aSjosid2a Oited liability company d/b/a IntelliCell BioSciences of Palm Beach, with offices at  7-;„;94,4;4-773if5-("Licensee").

WHEREAS, Licensor is the owner of the Patent, Trademarks and Technology (as defined below); and

WHEREAS, Licensee desires, for the Term of this Agreement, to obtain a nonexclusive license, but exclusive within a defined geographic area as set forth herein, for the use and practice of the Patent, Technology and Trademarks; and

WHEREAS, Licensor is willing to grant such license, upon the terms and conditions hereinafter set forth, and the first right of refusal for exclusive license in the areas of Ft Myers and Tampa, Florida.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

"Affiliate" of any Person shall mean with respect to any Person (the "Initial Person") any Person directly or indirectly controlling, controlled by, or under common control with, the Initial Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Confidential Information" shall mean information that was or will be developed, created, conveyed or discovered by or on behalf of either Party, or which became or will become known by, or was or is conveyed to it which has commercial value in its business and includes, but is not limited to, trade secrets, copyrights, patent applications, computer programs, designs, technology, ideas, know-how, processes, compositions, data improvements, inventions (whether patentable or not), works of authorship, work for hire, business and product development plans, customer lists and other similar information received in confidence by or for it, or developed exclusively for it by third parties, from any other person or entity.

"Equipment" shall mean certain medical and processing equipment developed as part of the Technology by Licensor to be used in conjunction with the Tissue Processing for Patents.

"Licensee Net Revenue" shall mean Licensee's gross revenue [less overhead, marketing expenses, cost of inventory, refunds, taxes, and allowances, (provided, however, that the aggregate deductions for all of the aforesaid deductions in any calendar year shall in no event exceed ten (10%) percent of gross revenues derived from Tissue Processing in such calendar year)] that is realized by Licensee as the result of Licensee's Tissue Processing.

"Party" shall mean Licensor or Licensee and, when used in the plural, shall mean Licensor and Licensee.

"Patent" shall mean the patent or patent application set forth on Exhibit A attached hereto.

"Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, university, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

"Technology" shall mean the combination of technology, know-how and other intellectual property defined in the Patent and in other materials, provided by Licensor and affiliates of Licensor and which is required for the Tissue Processing.

"Territory" shall mean solely the geographical area set forth on Exhibit B attached hereto.

"Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

"Trademarks" shall mean the trademarks set forth on Exhibit C attached hereto.

"Tissue Processing" shall mean the separation of Adipose Stromal Vascular Fraction from fat tissue of Licensee's patients utilizing the Technology.

2. GRANT OF LICENSE; USE OF EQUIPMENT

Technology License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a limited, non-assignable, non-transferable, nonsublicensable, royalty-bearing license to use and practice the Technology, solely for the provision of the Tissue Processing (the "License") and solely within the Territory, and strictly for no other purposes. For the Term of this Agreement, said License shall be an exclusive License as to the Territory; however, Licensor retains the right to grant such other licenses to Third Parties in geographic areas outside of the Territory.

Exploitation. Licensee hereby accepts the rights granted to Licensee pursuant to this Section 1 and agrees to use its best efforts in its use and exploitation of such rights throughout the Territory. Licensee shall not solicit business, market, promote, advertise, distribute nor perform any Tissue Processing outside of the Territory, either directly or indirectly, itself or through third parties; provided however, that the marketing of the Tissue Processing within the Territory may, by necessity, be distributed via medium of advertising outside the defined limits of the Territory and as long as the marketing is targeted at or within the Territory, such extended coverage area outside the Territory shall not be deemed a violation of this restriction. Except as to those persons or entities which specifically seek Licensee for services, Licensee shall promptly refer all inquires with respect to the Tissue Processing from persons or entities outside the Territory to Licensor (a "Referral"). To the extent that any such Referral is located in an area which is not yet subject to an exclusive license to a third party licensee of Licensor, then Licensee shall have the right to provide Tissue Processing services to such Referral.

Reservation of Rights. Notwithstanding any other provision of this Agreement, Licensor hereby reserves the perpetual, royalty-free worldwide right to license and use the Patent, Trademarks and the Technology licensed hereunder for any purpose, it being the intent of the Parties that the Licensor shall be entitled to continue to use and enjoy the Patent, Trademarks and the Technology to the fullest extent; provided, however, that Licensor agrees not to grant any license to use the Patents, Trademarks and the Technology, for use in the Tissue Processing, to any Person within the Territory for the duration of the Term.

Ownership of Patent, Trademarks and Technology. The Parties expressly acknowledge and agree that the Patents, Trademarks and Technology are, and shall remain, the sole property of Licensor, and that Licensee shall have no right, title or interest therein except as explicitly set forth in this Agreement.

Marketing/Instructional Materials. During the Term, and to the extent available, Licensor shall make available to Licensee, marketing and instructional materials in connection with the Tissue Processing. Licensor agrees to provide Licensee such training as appropriate and necessary for use of the Technology and the Equipment. Licensor shall provide Licensee such informational, training and marketing material updates as and when the Technology or Equipment changes, applicable laws or practices are modified, or further marketing materials are developed.

Right of First Refusal for Additional Territories. During the Term of this Agreement, Licensor hereby grants to Licensee or Licensee's designee (provided such designee is an Affiliate of Licensee) the option and right of first refusal to obtain a Technology and Trademark License Agreement, upon substantially the same terms, royalties and conditions as set forth in this Agreement, for exclusive Licenses within territories defined as (i) fifty (50) miles from the municipal limits of Tampa, Florida (the "Tampa Territory") and (ii) fifty (50) miles from the municipal limits of Fort Myers, Florida (the "Ft. Myers Territory"). (The Tampa Territory and the Ft. Myers Territory are sometimes herein referred to as the "Additional Territories".) At any time during the Term of this Agreement, in the event that Licensee shall desire to establish a License in either of the Additional Territories, Licensee shall provide written notice to Licensor of such election, and within thirty (30) days thereafter Licensor and Licensee's designee shall enter into a License Agreement for such Additional Territory. In the event that during the Term of this Agreement Licensor shall have a bona fide offer in writing to accept a License within any of such Additional Territories, Licensor shall provide written notice thereof to Licensee, and within thirty (30) days after receipt of such notice, Licensee shall notify Licensor in writing of its election to accept the exclusive License for such Additional Territory or elect not to accept such License for that Additional Territory. Failure to timely respond by Licensee shall be deemed a waiver of the right of first refusal to elect such a License by Licensee. In the event that Licensee elects to accept such a License, then within thirty (30) days thereafter Licensor and Licensee's designee shall enter into a License Agreement for such Additional Territory. In the event that Licensee shall not elect such License for said Additional Territory, then, for a period of thirty (30) days thereafter, Licensor shall have the right to enter into a License Agreement for such Additional Territory with a Third Party upon such terms and conditions as Licensor shall then be offering for such licenses, and in the event that no such license agreement is entered into by Licensor with a Third Party as to such Additional Territory, the Additional Territory shall continue to be subject to the option and right of first refusal in favor of Licensee as set forth in this provision.

Equipment. Licensee shall conduct the Tissue Processing with the use of the Equipment as provided by Licensor. The parties acknowledge that the Equipment shall be provided to Licensee at a total cost of Forty-Five Thousand and No/100 Dollars ($45,000.00) (the "Equipment Fee"). Upon payment of the Equipment Fee by Licensee, Licensor shall cause the Equipment to be delivered to Licensee, at the office location designated in writing by Licensee. Licensor agrees to provide Licensee with all appropriate training for the use, operation and routine maintenance of the Equipment. In consideration of the Equipment Fee, Licensor shall assist Licensee with processing service and maintenance claims with the manufacturer of the Equipment during the Term; however, in the event of any technical, operational or mechanical failure of the Equipment, Licensee shall have recourse not against Licensor, but only to the manufacturer of the Equipment pursuant to the warranties provided by the manufacturer.

3. PATENT AND TRADEMARKS.

No Obligation to Prosecute or Maintain the Patents and Trademarks. Licensor shall not have any obligation to prosecute or maintain the Patent or Trademarks.

Responsibilities for Filing, Prosecuting and Maintaining the Patent and Trademarks. Licensor shall have the exclusive right, but not the duty, to file, prosecute and maintain the appropriate patent and trademark protection for the Patent and Trademarks in any jurisdiction.

Infringement. Licensor shall protect and indemnify Licensee from any claims, actions, liabilities, judgments and expense, including reasonable attorneys fees and costs, arising from any Third Party claim or action alleging that the use of the License, Patent, Technology or Trademarks by Licensee constitutes an infringement of a Third Party patent, trademark or other intellectual property right. Licensee shall give Licensor prompt written notice of any claim or allegation received by it that the use of the Patent, Trademarks and/or Technology constitutes an infringement of a Third Party patent, trademark or other intellectual property right. Licensor shall have the duty, at its expense, to undertake and control the litigation of any alleged infringement of the Patent, Trademarks and/or Technology. Licensee shall cooperate in any such actions.

Patent and Trademark Enforcement. With respect to any alleged infringement involving the Technology or any claim of any Patent or Trademark, Licensor shall have the exclusive right, but not the duty, to institute patent, trademark or other infringement actions against Third Parties. In the event that Licensor fails to enforce its Patent, Trademark or other intellectual property rights as to infringement by any Third Party, Licensor assigns to Licensee the right to enforce such rights as the exclusive holder of the License within the Territory.

Covenant Not to Challenge. Except as otherwise may be required by law or as may be ordered by a court of competent jurisdiction or other governmental or quasi-governmental authority, Licensee covenants and agrees that during the Term, it shall not commence, maintain or cooperate in the maintenance of any action or proceeding seeking, by way of claim or defense, in whole or in part, to challenge the validity of the Patent, Trademarks and/or Technology, any of the claims contained therein or Licensor's ownership thereof. Licensee shall cooperate with Licensor in any action or proceeding, in asserting on behalf of Licensor the validity of the Patent, Trademarks and/or Technology claims, or ownership thereof.

Compliance with Laws. Licensee agrees to use the Patent, Trademarks and Technology in compliance with all applicable laws and regulations, including, but not limited to those administered and enforced by the US Food and Drug Admi .stration. Notwithstanding the foregoing, in the event that there is any law or regulation promulgated within the United States which has the effect of prohibiting the use of the Technology or otherwise frustrates the ability of Licensee to make a profit in the application of the Technology pursuant to the License, then Licensee shall have the right, upon thirty (30) days written notice to Licensor, to terminate this Agreement, whereupon the Parties shall be released of all obligations rising hereunder.

4. TERM AND TERMINATION

Term. Unless earlier terminated as provided below, this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of ten (10) years (the "Initial Term"). Thereafter, this Agreement shall renew for subsequent periods of one year (each a "Renewal Term"). The Initial Term and the Renewal Terms are collectively referred to herein as the "Term". In the event either Party does not intend to renew this Agreement after the Initial Term, such Party shall notify the other of its intention not to renew at least ninety (90) days prior to the expiration of the Initial Term or any subsequent Renewal Term. Notwithstanding the foregoing, at the expiration of this Agreement Licensor shall not terminate this Agreement without cause, without first offering Licensee the option to renew this Agreement for another base term of ten (10) years upon the same terms, royalty structure and conditions as then being offered to Third Parties for licenses of the Technology by Licensor.

Termination. Either Party may terminate this Agreement by giving the other Party written notice in the event of a material default of any duty, obligation or responsibility imposed on it by this Agreement which has not been cured within ten (10) business days after the non-defaulting Party gives written notice to the defaulting party of such default. If the default is of such of a nature that it cannot be cured within ten (10) business days, the ten (10) business day cure period shall be extended for a further ten (10) business days (provided that the defaulting party has made diligent efforts to effect a cure during that initial cure period).

Minimum Yearly Licensee Net Revenue. Throughout the Term, [with the exception of the 2011 calendar year], Licensee shall achieve the Minimum Yearly Licensee Net Revenue as set forth on Exhibit D attached hereto. In the event that the Licensee fails to achieve such Minimum Yearly Licensee Net Revenue or pay the Minimum Yearly Licensee Net Revenue in any calendar year during the Term, such failure shall constitute a material breach of this Agreement, and Licensor shall have the right, not the obligation, upon thirty (30) days written notice to Licensee to immediately terminate this Agreement.

Following Termination. Upon the termination or expiration of this Agreement, Licensee shall immediately discontinue any and all further use of the Patent, Trademarks and Technology, and shall, upon Licensor's sole determination, within five (5) business days of such termination, return to Licensor or destroy any and all printed material, and all signs, advertising materials, promotional material or any other documentation upon which any of the Trademarks appear in any form whatsoever. In addition, Licensee shall, within five (5) business days of such termination, return to Licensor any and all papers and documents or any other materials, whether originals or copies, containing Confidential Information in its possession or control, including but not limited to all copies of software, all lists of any kind, data, computer printouts, agreements, contracts, and manuals and/or any copies thereof in its possession. Notwithstanding the foregoing, in the event of any such termination, Licensee shall have the right to complete service to any patient then engaging Licensee as of the date Licensee receives written notice of termination; however, Licensee shall not retain further patients using the Patents, Trademarks and Technology from and after the date Licensee receives such written notice of termination.

5. ROYALTIES AND MINIMUM ROYALTIES

Royalty. Licensee shall pay to Licensor a royalty payment equal to the greater of Two Hundred and Fifty Dollars ($250) for each Tissue Processing case or ten percent (10%) percent of all Licensee Net Revenue during the Term (the "Royalty" or "Royalties"). All Royalties provided for under this Agreement shall accrue whenever the respective Tissue Processing's are performed, billed and paid for, but in any case within thirty (30) days after Tissue Processing is completed for the patient. Royalties shall be paid monthly within five (5) days following the conclusion of each calendar month during the Term. The obligation of Licensee to pay Royalties to Licensor hereunder is absolute notwithstanding any claim which Licensee may assert against Licensor. Licensee shall not have the right to set off, or to make any deduction from Royalties due pursuant to the provisions hereof for any reason whatsoever, except in the event of (i) a prior overpayment of Royalty to Licensor, or (ii) a default of Licensor pursuant to the terms of this Agreement.

Royalty Statements. Simultaneously with the submission of all payments, and not later than five (5) days after the end of each calendar month, but regardless of whether any payment is due, Licensee shall submit a monthly report, in such manner and form as shall be reasonably acceptable to Licensor setting forth the number, description, dates and invoice prices of all Tissue Processing provided and any other information that may be reasonably required by Licensor for the previous calendar month (each a "Royalty Statement"). Any Royalty payment which is not paid or expended on or before the due date thereof shall thereafter bear interest at the rate of eight percent [8%] per annum, which shall be payable to Licensor on demand. The receipt or acceptance by Licensor of any Royalty Statements furnished pursuant to this Agreement, or the receipt or acceptance of any Royalties, shall not preclude Licensor from questioning the correctness thereof at any time thereafter for a period of three (3) years after such payment is collected or Royalty Statement furnished.

No Deductions. Unless otherwise required by law, all payments made by Licensee under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, turnover, sales, value added stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any tax or other governmental authority, excluding all present and future income taxes imposed on Licensor.

6. LICENSEE'S BOOKS AND RECORDS

Books of Account. Licensee shall maintain appropriate books of account and records, of all its operations under or in connection with this Agreement all in accordance with generally accepted accounting principles consistently applied (such as sales journals, sales return journals, cash receipt books, general ledgers, purchase orders and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

Examination by Licensor. During the Term, and for three (3) years after the making of any payment or the rendering of any Royalty Statement, Licensor, and its employees, agents and representatives, shall have the right, at its own expense, on reasonable notice to Licensee (but in no event need such notice be more than five (5) days) and during regular business hours, to examine, photocopy, and make extracts from such books of account and other records, documents and materials (including, but not limited to, invoices, purchase orders, sales records, and reorders) at its sole cost and expense to the extent needed to confirm sales, Royalties, and other matters relating to compliance with this Agreement regarding such payments or statements, which shall be maintained and kept by Licensee during the period specified herein. Licensor shall maintain all of Licensee's books and records as confidential, except as to professionals retained by Licensor for the purposes of examination of the same.

Discrepancies in Reporting. If any examination or audit by Licensor for any period discloses that the actual Net Sales for that period exceeded those reported by more than five percent (5%), Licensee shall pay the actual and reasonable cost of such examination or audit in addition to the amount of Royalties that such examination or audit discloses is owed to Licensor together with interest on the unreported amount at a rate of eight percent [8%] per annum. All payments due pursuant to this Section must be made within fifteen (15) days after Licensee receives notice thereof. In the event that such examination or audit reveals that Licensee has overpaid Licensor, and such overpayment shall be credited to Licensee for any ensuing payments, or if at the termination of this Agreement, shall be refunded to Licensee within fifteen (15) days of determination.

7. TRADEMARK USE

Use of Trademark. Licensee shall use and display the Trademarks only in such forms as specifically approved in writing in advance by Licensor, including without limitation, use of the Trademarks on advertising, promotional or publicity materials, displays, stationary or business cards and shall not use the Trademarks on any such items unless so approved. Licensee shall not use any of the Trademarks in its corporate name or file any "d/b/a" incorporating the Trademarks, except as approved by Licensor. Licensor approves of the "d/b/a" of "IntelliCell BioSciences of Palm Beach" for use by Licensee.

Limitation. Any use of the Trademarks by Licensee is limited to the Territory and is granted solely for the ordinary business of Licensee in connection with the Tissue Processing for Licensee's patients in the Territory. None of Licensee's rights to use the Trademarks shall be transferable, either in whole or in part. Licensee acknowledges the exclusive right, title and interest of Licensor in and to the Trademarks, and shall not at any time contest or in any way impair such right, title and interest, or indicate to the public in any manner whatsoever that Licensee has or has ever had an interest in the Trademarks other than the limited right to use them as specified in this Agreement.

Exclusive Property of Licensor. As between Licensor and Licensee, the Trademarks, as well as any other trademarks, marks, service marks, tradenames, logos, symbols, trade dress, copyrights and/or other intellectual property relating to or used in connection with the Technology and Tissue Processing are, and shall remain, the exclusive property of Licensor. Licensee may not register any similar trademarks, marks, logos, trade dress, copyrights or symbols.

No Reproduction. Other than expressly provided for in this Agreement, Licensee shall not directly or indirectly reproduce, copy, alter, edit or otherwise modify or make or cause to be made any imitation of the Technology or the Tissue Processing. Licensee shall not, during the Term hereof or thereafter, attempt to acquire any rights in connection with the Trademarks or other intellectual property of Licensor. The use by Licensee of the Trademarks shall not in any way create in Licensee any right, title or interest in or to the Trademarks or any other intellectual property of Licensor.

8. TISSUE PROCESSING AND QUALITY STANDARDS

Licensee represents and warrants that it will use its best efforts to ensure its provision of the Tissue Processing shall be of the highest quality. Licensor makes no representation as to the Equipment; however, Licensor assigns to Licensee all rights to service and warranties from the manufacturer of the Equipment.

9. INDEMNITY AND REPRESENTATIONS

Indemnity. Licensee hereby saves and holds Licensor harmless of and from and indemnifies and agrees to defend Licensor against any and all losses, liability, damages and expenses (including reasonable attorneys' fees and expenses) which Licensor may incur or be obligated to pay, or for which Licensor may become liable or be compelled to pay in connection with any action, claim or proceeding by third parties against Licensor for or by reason of or in connection with Licensee's use of the Patent, Trademarks and/or Technology; and/or any breach of the representations and warranties of Licensor set forth in this Agreement.

Warranties and Representations. Nothing in this Agreement shall be deemed to be a representation or warranty by Licensor of the validity of the Patent, Trademarks or Technology or the accuracy, safety, efficacy or usefulness for any purpose thereof. Licensor shall have no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for any use of the Patent, Trademarks and/or Technology by Licensee in the provision of the Tissue Processing, and to the extent permitted by law, Licensor shall have no liability whatsoever to Licensee or any Third Parties for or on account of any injury, loss or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon Licensee, its Affiliates or any other person or entity arising out of or in connection with or resulting from any use of the Patent, Trademarks and/or Technology by Licensee in the provision of the Tissue Processing.

10. CONFIDENTIAL INFORMATION

Nondisclosure of Confidential Information. Both Parties agree not to disclose any of the other Party's ("Disclosing Party") Confidential Information, verbal or written, which may be conveyed to the other Party ("Recipient") from any source before, during or subsequent to the Term of this Agreement. It is expressly understood and agreed that any such Confidential Information conveyed to Recipient is intended for the Recipient's internal use only and shall be protected by the Recipient with the same diligence, care, and precaution (but in no event less than reasonable care) that the Recipient uses to protect its own Confidential Information. At the Disclosing Party's request, the Recipient shall return any or all Confidential Information then in its possession, including all copies thereof. Both parties shall incorporate the substance of this section when Confidential Information is shared with third parties in conformity with the performance of its obligations under this Agreement to the extent that Confidential Information is provided to third parties.

Non-Confidential Information. Both Parties shall have no obligation with respect to the disclosure and use of non-confidential information to the extent such information: (i) is or becomes generally available to the public other than as a consequence of a breach of an obligation of confidentiality by the Recipient; (ii) is made public by the Disclosing Party; (iii) is independently developed by Recipient; (iv) is received from a third party independent of either Party without breaching an obligation of confidentiality; or (v) is required to be disclosed by operation of law.

11. MISCELLANEOUS

Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer employee or joint venture relationship between the Parties. No Party shall make any commitments for the other.

Assignment. No assignment, transfer or sublicense by Licensee of any of its rights under this Agreement shall be permitted.

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered, to the addresses set forth below, personally or by a recognized overnight courier service. Any such notice shall be deemed given when so delivered personally or, if delivered by overnight courier service, on the next business day after the date of deposit with such courier service:

If to the Licensor:
Victor Dermatology and Rejuvenation Lasersculpt, Inc.
30 East 76th Street
New York, New York 10021
Attn: Steven Victor

With a copy to:
Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, New York, 10022
Attn: Charles Salfeld, Esq.

If to the Licensee:
Foursight LLC d/b/a IntelliCell BioSciences of Palm Beach

Attn: Richard Shaw, Manager

With a copy to:
Pineiro Byrd PLLC
4600 Military Trail, Suite 212
Jupiter, Florida 33458
Attn: Barry B. Byrd, Esq.

Any Party may, by notice given in accordance with this section to the other Party, designate another address or person for receipt of notices hereunder.

Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

Governing Law. The construction, interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of New York, excluding its conflict-of-laws principles. In the event of any litigation arising hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys fees and costs.

Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein.
Injunctive Relief. Each Party acknowledges that, in the event of its breach or threatened breach of any of the provisions of this Agreement, the non-breaching Party would sustain great and irreparable injury and damage. Therefore, in addition to any other remedies which the non-breaching Party may have under this Agreement or otherwise, the non-breaching Party shall be entitled to an injunction issued by any court of competent jurisdiction restraining such breach or threatened breach. This Section shall not, however, be construed as a waiver of any of the rights which the non-breaching Party may have for damages or otherwise.

Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile.

Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

IntelliCell Bioscie es Inc.

By:
Name:
Title:

Foursight LLC, a Florida limited liability company, dVb/a IntelliCell BioSciences of Palm Beach

By:
Name:	Richard Shaw
Title:	Manager

Exhibit A

[Patent] [Patent Application]

[Ultrasonic Cavitation for the separation of Stromal Vascular Fraction from Adipose Tissue]

Exhibit B

Territory

A fifty (50) mile radius from the municipal limits of the town known as Lake Worth, Florida

Exhibit C

Trademarks

[IntelliCell]

[IntelliCell BioScience]

Minimum Yearly Licensee Net Revenue

Throughout the Term, [with the exception of the 2011 calendar year], Licensee shall achieve the following minimum yearly "Licensee Net Revenue" (the "Minimum Yearly Licensee Net Revenue"). In the event that the Licensee fails to achieve or pay such Minimum Yearly Licensee Net Revenue in any calendar year during the Term, such failure shall constitute a breach of this Agreement, as set forth in Section 4 above, and Licensor shall have the right, not the obligation, to immediately terminate this Agreement.

	Cases/wk	Cases/yr	Annual Royalty
yri	10	520	$130,000
yr2	15	780	$195,000
yr3	20	1040	$260,000
yr4	25	1300	$325,000
yr5	30	1560	$390,000

As noted above, the abbreviated for years relate to the following corresponding calendar years:

Abbreviation of Year	Calendar Year (or portion thereof)
Yr 1	2012
Yr 2	2013
Yr 3	2014
Yr 4	2015
Yr 5	2016 through expiration of Term